EXHIBIT 4

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310
Reno, Nevada 89502 U.S.A.

NOTICE OF ANNUAL AND EXTRAORDINARY
GENERAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual and extraordinary general meeting (the “Meeting”) of shareholders of GLAMIS GOLD LTD. (the “Company”) will be held at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario, on Thursday, May 6, 2004 at 1:30 p.m., local time, for the following purposes:

1.	to receive the report of the Directors of the Company;

2.	to receive and consider the consolidated financial statements of the Company for its fiscal year ended December 31, 2003 and the report of the auditor thereon;

3.	to fix the number of directors at 6;

4.	to elect Directors of the Company for the ensuing year;

5.	to appoint an auditor of the Company for the ensuing year and to authorize the Directors to fix the auditor’s remuneration;

6.	to amend the Company’s Incentive Share Purchase Option Plan by increasing the number of common shares allocated for issuance under the plan by 3,500,000;

7.	to approve the establishment of an Equity Incentive Plan as described in the Information Circular for the Meeting and the allocation of l,000,000 common shares for issuance under the plan;

8.	to consider any permitted amendment to or variation of any matter identified in this Notice; and

9.	to transact such other business as may properly come before the Meeting or any adjournment thereof.

An Information Circular and a copy of the Annual Report of the Company for the year ended December 31, 2003 accompany this Notice. The Information Circular contains details of matters to be considered at the Meeting. The Annual Report includes the consolidated financial statements and the auditor’s report thereon.

A shareholder who is unable to attend the Meeting in person and who wishes to ensure that such shareholder’s shares will be voted at the Meeting is requested to complete, date and sign the enclosed form of proxy and deliver it by hand, mail or facsimile transmission in accordance with the instructions set out in the form of proxy and in the Information Circular.

DATED at Reno, Nevada, U.S.A., March 1, 2004.

BY ORDER OF THE BOARD

“C. Kevin McArthur”
President & Chief Executive Officer

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310
Reno, Nevada, 89502 U.S.A.

INFORMATION CIRCULAR
as at March 1, 2004

This Information Circular is furnished in connection with the solicitation of proxies by the management of GLAMIS GOLD LTD. (the “Company”) for use at the annual and extraordinary general meeting (the “Meeting”) to be held on May 6, 2004 at 1:30 p.m., local time, at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario.

Dollar amounts stated herein are in U.S. dollars unless otherwise stated.

Pursuant to section 111 of the Company Act (British Columbia), advance notice of the Meeting was published in the Vancouver Sun newspaper on January 22, 2004 and filed with The Toronto Stock Exchange (“TSX”), the British Columbia Securities Commission and the Ontario Securities Commission.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by the mail, but proxies may be solicited personally or by telephone by Directors, officers and regular employees. All solicitation costs will be borne by the Company.

Appointment and Revocation of Proxies

The individuals named in the accompanying form of proxy are the Chairman of the Board of Directors of the Company and the President and Chief Executive Officer of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder) to represent him at the Meeting has the right to do so, either by inserting such person’s name in the blank space provided in the form of proxy or by completing another form of proxy. A form of proxy will not be valid unless it is completed and delivered to the office of Computershare Trust Company of Canada by fax to (866)-249-7775 or by mail or by hand to Proxy Department, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting at which the person named therein purports to vote in respect thereof.

A shareholder who has given a proxy may revoke it by an instrument in writing delivered either to Computershare Trust Company of Canada as specified above or to the registered office of the Company by fax to (604) 685-7084 or by mail or by hand to 1500, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada, V6E 4N7, at any time up to and including the last business day that precedes the day of the Meeting or, if adjourned, any reconvening thereof, or in any other manner provided by law. In addition, a revocation of a proxy does not affect any matter on which a vote has been taken before the revocation.

Registered Shareholders

Registered shareholders may vote the common shares (the “Shares”) they hold in the Company either by attending the Meeting in person or, if they do not plan to attend the Meeting, by completing the proxy and following the delivery instructions contained in the form of proxy and this Information Circular.

Advice to Beneficial Holders of Shares

The information set forth in this section is of significant importance to many shareholders of the Company, as a substantial number of shareholders do not hold Shares in their own name. Shareholders who do not hold their Shares in their own name (referred to in this Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of Shares can be recognized and acted upon at the Meeting. If Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Shares will not be registered in the Shareholder’s name on the records of the Company. Such Shares will more likely be registered under the names of the Shareholder’s broker or an agent of that broker. In the United States, the vast majority of such Shares are registered under the name of Cede & Co. as nominee for The Depositary Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). Beneficial Shareholders should ensure that instructions respecting the voting of their Shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Shares are voted at the Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is similar to the form of proxy provided to registered shareholders by the Company. However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication Services (“ADP”) in the United States and in Canada. ADP typically applies a special sticker to proxy forms, mails those forms to the Beneficial Shareholders and requests the Beneficial Shareholders to return the proxy forms to ADP. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. A Beneficial Shareholder receiving an ADP proxy cannot use that proxy to vote Shares directly at the Meeting — the proxy must be returned to ADP, as the case may be, well in advance of the Meeting in order to have the Shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Shares registered in the name of his broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered Shareholder and vote the Shares in that capacity. Beneficial Shareholders who wish to attend at the Meeting and indirectly vote their Shares as proxyholder for the registered shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

Alternatively, Beneficial Shareholders may request in writing that their broker send to them a legal proxy which would enable them to attend at the Meeting and vote their Shares.

Exercise of Discretion

Shares represented by properly executed proxies appointing the persons named in the enclosed instrument of proxy will be voted or withheld from voting on any ballot in accordance with the instructions contained in the instrument of proxy. In the absence of instructions, the Shares represented by a proxy will be voted FOR the establishment of the size of the Board of Directors at six, FOR the election of directors by equal distribution of the votes eligible to be cast on the election among the Company’s nominees, FOR the appointment of KPMG LLP as auditor of the Company, FOR the amendment of the Company’s Incentive Share Purchase Option Plan and For the establishment of an Equity Incentive Plan.

With respect to amendments or variations to matters identified in the accompanying Notice of Meeting, other than the election of directors, and with respect to other matters which may properly come before the Meeting, the Shares represented by a proxy will be voted by the persons so designated in their discretion. A proxy may not confer any discretion to vote in respect of the election of a director unless the nominee is named in the proxy or in the Information Circular. At the date of this Information Circular, management of the Company knows of no such amendment, variations or other matters to come before the Meeting.

Voting Shares and Principal Shareholders

As of March 1, 2004, the Company had outstanding 130,233,878 fully paid and non-assessable Shares, each Share carrying the right to one vote.

Only shareholders of record at the close of business on March 22, 2004, who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Shares voted at the Meeting. A quorum for general meetings of shareholders is not less than two persons being present in person or being represented by proxy, holding not less than one-twentieth of the issued Shares.

To the knowledge of the Directors and senior officers of the Company, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over Shares carrying more than 10% of the voting rights attached to all outstanding Shares as at March 1, 2004.

Security Ownership by Directors and Executive Officers

The following table sets out as of March 1, 2004, ownership of Shares by each Director and nominee for Director of the Company, each current executive officer of the Company and by all Directors and executive officers of the Company, who are such as at March 1, 2004, as a group, without naming them. All such Shares are directly owned by the person shown unless otherwise indicated by footnote.

Name of Beneficial Owner	Number of Shares
A. Dan Rovig, Director and Chairman	200,000	(1)
C. Kevin McArthur, Director, President and Chief Executive Officer	950,000	(2)
Ian S. Davidson, Director	86,966	(3)
Jean Depatie, Director	77,000	(4)
Kenneth F. Williamson, Director	105,000	(5)
P. Randy Reifel, Director	3,421,333	(6)
Charles A. Jeannes, Senior Vice President Administration, General Counsel and Secretary	475,000	(7)
James S. Voorhees, Vice President Operations and Chief Operating Officer	421,500	(8)
Cheryl S. Maher, Vice President Finance, Chief Financial Officer and Treasurer	145,500	(9)
David L. Hyatt, Vice President, US Operations	108,000	(10)
Steven L. Baumann, Vice President, Central America	141,500	(11)
Michael A. Steeves, Vice President, Investor Relations	100,000	(12)
Directors and Executive Officers as a Group (12 persons)	6,231,799	(13)

Notes:

(1)	The number includes immediately exercisable options in respect of 175,000 Shares, 20,000 Shares at a price of Cdn$5.60 per Share on or before November l, 2006, 80,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007 and 75,000 Shares at a price of Cdn$22.61 on or before December 2, 2008.

(2)	The number includes immediately exercisable options in respect of 830,000 Shares, 30,000 Shares at a price of Cdn$2.90 per Share on or before May 2, 2005, 20,000 Shares at a price of Cdn$5.60 per Share on or before November l, 2006, 400,000 Shares at a price of Cdn$7.38 per Share on or before March 24, 2007, 180,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007 and 200,000 Shares at a price of Cdn$22.61 on or before December 2, 2008.

(3)	The number includes immediately exercisable options in respect of 75,000 Shares, 20,000 Shares at a price of Cdn$5.60 on or before November 1, 2006, 30,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007 and 25,000 Shares at a price of Cdn$22.61 on or before December 2, 2008.

(4)	The number includes immediately exercisable options in respect of 75,000 Shares, 20,000 Shares at a price of Cdn$5.60 per Share on or before November 1, 2006, 30,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007, and 25,000 Shares at a price of Cdn$22.61 on or before December 2, 2008.

(5)	The number includes immediately exercisable options in respect of 100,000 Shares, 25,000 Shares at a price of Cdn$2.60 per Share on or before April 28, 2004, 20,000 Shares at a price of Cdn$5.60 per Share on or before November 1, 2006, 30,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007 and 25,000 Shares at a price of Cdn$22.61 on or before December 2, 2008.

(6)	The number includes immediately exercisable options in respect of 852,500 Shares, 697,500 Shares at a price of Cdn$3.07 per Share on or before August 21, 2005, 100,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007, 30,000 Shares at a price of Cdn$17.20 on or before July 30, 2008 and 25,000 Shares at a price of Cdn$22.61 on or before December 2, 2008. 2,540,755 of the Shares are owned by a corporate entity controlled by Mr. Reifel.

(7)	The number includes immediately exercisable options in respect of 425,000 Shares, 200,000 Shares at a price of Cdn$7.38 per Share on or before March 24, 2007, 125,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007 and 100,000 Shares at a price of Cdn$22.61 on or before December 2, 2008.

(8)	The number includes immediately exercisable options in respect of 400,000 Shares, 200,000 Shares at a price of Cdn$7.38 per Share on or before March 24, 2007, 100,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007 and 100,000 Shares at a price of Cdn$22.61 per Share on or before December 2, 2008.

(9)	The number includes immediately exercisable options in respect of 140,000 Shares, 50,000 Shares at a price of Cdn$3.00 per Share on or before February 28, 2005 and 90,000 Shares at a price of Cdn$22.61 per Share on or before December 2, 2008.

(10)	The number includes immediately exercisable options in respect of 95,000 Shares, 5,000 Shares at a price of Cdn$2.70 per Share on or before April 23, 2004, 40,000 Shares at a price of Cdn$2.90 per Share on or before May 2, 2005, 10,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007 and 40,000 Shares at a price of Cdn$22.61 on or before December 2, 2008.

(11)	The number includes immediately exercisable options in respect of 140,000 Shares at a price of Cdn$22.61 per Share on or before December 2, 2008.

(12)	The number includes immediately exercisable options in respect of 100,000 Shares at a price of Cdn$11.84 per Share on or before June 14, 2007.

(13)	The number includes immediately exercisable options in respect of 3,407,500 Shares.

ELECTION OF DIRECTORS

Size of Board

The size of the Board of Directors was last determined by shareholders at six and it is proposed that the size of the Board of Directors remain at six persons for the ensuing year. Shareholders will be asked to approve an ordinary resolution that the number of Directors elected be fixed at six.

The Board of Directors unanimously recommends that each shareholder vote FOR the establishment of the size of the Board of Directors at six.

Term of Office

The term of office of each of the current Directors expires at the conclusion of the Meeting. The persons named below will be nominated for election at the Meeting as management’s nominees. Each Director elected at the Meeting or appointed by the Board of Directors to fill a vacancy on the Board of Directors thereafter will hold office until the next annual general meeting of the Company or until the Director’s successor is elected or appointed, unless the Director’s office is earlier vacated in accordance with the Articles of the Company or the provisions of the Company Act (British Columbia).

Nominees

The Company Act (British Columbia) requires that the Company, not less than 56 days before it holds a general meeting at which a Director is to be elected, publish an advance notice of the meeting that, among other things, invites written nominations for Directors signed by shareholders holding in the aggregate not less than 10% of the Shares having the right to vote at the meeting. If a nomination is received, the information concerning the nominee required to be furnished in an information circular is to be included with the Company’s list of nominees. The required notice was published on January 22, 2004. No nominees for Director were received from the shareholders at the time of finalizing this Information Circular.

The following table sets out the names and ages of management’s nominees for election as Director, all offices in the Company now held by each of them, the principal occupation, business or employment of each of them and the period of time during which each has been a Director of the Company. Each of the nominees has consented in writing to stand for election as a Director of the Company.

Name, Age, Position and	Occupation, Business	Period a Director of the
Country of Residence(1)	or Employment(2)	Company
A. Dan Rovig, 65 Chairman and Director U.S.A.	Independent Consultant; Director and Chairman of the Board of the Company.	November 17, 1989 to August 15, 1997 and November 19, 1998 to present.

C. Kevin McArthur, 49 President, Chief Executive Officer and Director U.S.A.	President and Chief Executive Officer of the Company.	January 1, 1998 to present.

A. Ian S. Davidson, 62 Director Canada	Vice-President of RBC Dominion Securities Inc.	June 28, 1994 to present.

Jean Depatie, 67 Director Canada	President and Chief Executive Officer of Gold Hawk Resources Inc.	December 12, 1997 to present.

Kenneth F. Williamson, 56 Director Canada	Independent Consultant.	April 28, 1999 to present.

P. Randy Reifel, 51 Director Canada	President of Chesapeake Gold Corp.; President of Francisco Gold Corp. from February 1984 to July 2002.	July 16, 2002 to present.

Note:

(1)	See “Corporate Governance and Committees — TSX Guideline #9” for a description and composition of the committees of the Board of Directors. There is no executive committee of the Board of Directors.

(2)	The information as to principal occupation and business or employment is not within the knowledge of the management of the Company and has been furnished by the respective nominees.

A. Dan Rovig is currently a Director and the Chairman of the Board of Directors of the Company and has been such from November 19, 1998. Mr. Rovig first joined the Company in September of 1988 as the President of Glamis Gold Inc. and as Vice President Operations of the Company. He became a Director and the President and Chief Executive Officer of the Company and its subsidiaries on November 17, 1989 and held those positions until August 15, 1997 when he retired from the Company. Following retirement he acted as a consultant to the Company until

August 1998. Before joining the Company in September 1988, Mr. Rovig was an executive officer of British Petroleum Minerals Ltd, including its subsidiaries Amselco Minerals Inc. and BP Minerals America for five years.

C. Kevin McArthur has been a Director, President and Chief Executive Officer of the Company since January 1, 1998. He served the Company and its subsidiaries in various capacities from February 1988 to the present, including Chief Operating Officer of the Company from July 30, 1997 to December 31, 1997, President & General Manager of Glamis Rand Mining Company from December 1, 1995 to July 29, 1997 and prior to that as Vice President and General Manager of Chemgold, Inc. Both Glamis Rand Mining Company and Chemgold, Inc. are subsidiaries of the Company.

A. Ian S. Davidson became a Director of the Company in June of 1994. Mr. Davidson has been in the investment industry since 1969 and is currently a Vice President of RBC Dominion Securities Inc. He has held this position with RBC Dominion Securities Inc. and its predecessor since February 1992.

Jean Depatie became a Director of the Company in December of 1997. Mr. Depatie is currently President of Decamine Inc., a private consulting firm, and previously was President and Chief Executive Officer of Gold Hawk Resources Inc. from May 1997 to November 2003. Prior thereto he was President and Chief Executive Officer of Cambiex Exploration from August 1995 to April 1997 and President & Chief Executive Officer of Louvem Mines Inc. from February 1993 to August 1995. Mr. Depatie is currently a Director of the following public companies: Freewest Resources Canada Inc., Novicourt Inc., Sulliden Exploration Inc., Franc-Or Resources Corp. and Gold Hawk Resources Inc.

Kenneth F. Williamson became a Director of the Company in April of 1999. Mr. Williamson has been associated with the brokerage business as an investment banker for 18 years having held positions as Vice Chairman, Investment Banking at Midland Walwyn/Merrill Lynch from 1993 until 1998. Since 1998 he has been an independent consultant. His main areas of concentration have been mergers and acquisitions and capital markets. Mr. Williamson is currently a Director of the following public companies: Blackrock Ventures Inc. and Bioteq Environmental Technologies Inc.

P. Randy Reifel became a Director of the Company in July of 2002 upon the closing of the merger of Francisco Gold Corp. (“Francisco”) with the Company. Mr. Reifel was a director and the President of Francisco from February, 1984 until July, 2002. Currently, Mr. Reifel is a director and the President of Chesapeake Gold Ltd. (“Chesapeake”), a public company that was formed as part of the merger between the Company and Francisco.

The Board of Directors unanimously recommends that each shareholder vote FOR the election of the above nominees as Directors, to hold office until the next annual general meeting of shareholders or until their successors are elected and qualified.

Voting for Directors

Under the Company Act (British Columbia) and the Articles of the Company, the six nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by Shares present, in person or represented by proxy at the Meeting and entitled to vote, will be elected Directors, if a quorum is present. In the election of Directors, a withholding of a vote will have no effect on the election since only affirmative votes will be counted with respect to the election of Directors. Voting at the meeting will, except where a poll is demanded by a member or proxy holder entitled to attend the Meeting, be by a show of hands.

Compensation of Directors

For the fiscal year ended December 31, 2003, each Director of the Company was entitled to an annual fee of $16,000 payable quarterly for acting as a Director and fees of $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended. Directors also receive share purchase options (see “Security Ownership by Directors and Executive Officers”). These share purchase options are granted at the discretion of the Compensation and Nominating Committee whose current practice is to provide the Chairman with up to 200,000 share purchase options and each outside Director with up to 100,000 share purchase options. Additional share purchase options have previously been granted based on particular circumstances. All share purchase options granted to Directors are immediately exercisable. Subject to the discretion of the Compensation and Nominating Committee, the practice of the Committee is to grant additional share purchase options to Directors following their exercise of the options presently held.

CORPORATE GOVERNANCE AND COMMITTEES

The TSX requires that every listed company incorporated in Canada or a province of Canada must disclose on an annual basis its approach to corporate governance and provide a description of the company’s system of corporate governance with specific reference to the guidelines (collectively, the “TSX Guidelines” and each is referred to alone as a “TSX Guideline”) set out in the TSX Company Manual and, where the company’s system is different from any of those guidelines or where the guidelines do not apply to the company’s system, an explanation of the differences or their inapplicability.

Details of the Company’s corporate governance practices and the responsibilities of the Board of Directors (the “Board”), with reference to the enumerated TSX Guidelines, are addressed below. This disclosure was approved by the Board at a meeting held on February 13, 2004.

1. The Board should explicitly assume responsibility for stewardship of the corporation, and as part of this should assume responsibility for the following matters: (i) the adoption of a strategic planning process, (ii) the identification of the principal risks associated with the business and the implementation of systems to manage the risk, (iii) provide for succession planning, including the appointment, training and monitoring of senior management, (iv) the establishment of a communications policy and (v) the integrity of the Corporation’s internal controls and management information systems.

The Company complies with this TSX Guideline. The Board is empowered by the Company’s Articles to manage, or supervise the management of the affairs and business of the Company. The Board assumes responsibility for the stewardship of the Company through quarterly and special meetings and has delegated certain of its responsibilities to those committees described below under TSX Guideline #9. In addition, the Board has established policies and procedures that limit the ability of management to carry out certain specific activities without the prior approval of the Board. All material acquisitions and material asset dispositions require approval of the Board.

The strategic planning process, related not only to current mining operations, but also to the acquisition and development of new properties or the acquisition of companies which control properties which are of interest to the Company, is of key importance to a corporation the size of the Company. The Board is actively involved in this planning process thereby carrying out its duty to take steps to increase shareholder value. The strategic planning process in respect of exploration and current mining operations is accomplished through a yearly review and approval process wherein the Board reviews a rolling, five-year budget which is presented by management. The strategic planning process with respect to exploration initiatives outside the budget and the acquisition of properties or other companies is carried out by the full Board reviewing proposals brought to it by management. Outside consultants and professionals are engaged as appropriate by management or the Board. The Board monitors management’s success in implementing the strategic plan through the Board’s quarterly and special meetings and provides ongoing guidance to management at such meetings.

The Board, as part of the strategic planning process, has identified the principal risks associated with the Company’s business and has implemented a process for the regular review of these risks and has taken steps to deal with them. The Board has adopted an Environmental Policy that is administered by the Environment Committee. This committee reports to the Board on a quarterly basis, thereby enabling the Board to monitor the effectiveness of the Environmental Compliance Program.

The Board has delegated responsibility for communication with the public and the Company’s shareholders to its President and Chief Executive Officer, Senior Vice President Administration and Vice-President, Investor Relations. Procedures are in place to ensure proper dissemination of news releases and that shareholders who request information about the Company receive it in a timely manner. In addition, the Board has adopted a Corporate Disclosure, Confidentiality and Insider Reporting Policy which sets out rules for the disclosure of corporate information, the obligation of Directors, officers and employees of the Company to hold non-disclosed material information confidential and the trading and reporting of sales of shares of the Company.

The responsibility for monitoring the effectiveness of the Company’s internal financial information systems has been delegated to the Company’s Chief Financial Officer who reports to the Audit Committee and the Board on a quarterly basis. The duty of monitoring the technical affairs of the Company falls on the President and Chief Executive Officer who is a member of the Board. Operational reports are made to the Board on a quarterly basis to enable the Board to evaluate the Company’s performance against the Company’s strategic plan.

The Board has adopted specific programs for succession of management and training of management. Additionally, it monitors the performance of senior management against the business plan through a periodic review process (at least every quarter) and reviews and approves promotion and succession matters.

2. The Board should be constituted with a majority of individuals who qualify as unrelated directors.

The Company complies with this TSX Guideline. The Board is currently comprised of six persons of which five (Messrs. Rovig, Davidson, Depatie, Williamson and Reifel) are not employees or executive officers (Mr. Rovig is the non-executive Chairman of the Board) of the Company. The Board believes that these five Directors are “unrelated Directors” within the meaning of the TSX Guidelines as none of them is an executive officer or employee of the Company or party to any material contract with the Company and none of them receive remuneration from the Company in excess of directors’ fees and grants of stock options. As a result, these five Directors are free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with their ability to act independently from management or to act as a director with a view to the best interests of the Company, other than interests and relationships arising from shareholdings. The remaining member of the Board, Mr. Kevin McArthur, is the President and Chief Executive Officer of the Company, and is an employee of the Company. In addition, the Board has determined that Messrs. Rovig, Davidson, Depatie and Williamson are independent directors under the rules of the New York Stock Exchange such that a majority of the members of the Board are independent directors under those rules.

3. The Board should disclose annually whether the Board is constituted with a majority of unrelated Directors, including disclosure of directors who are related to a significant shareholder.

The Company’s common shares are widely held and it has no “significant shareholder”, as defined in the TSX Guidelines, as no shareholder of the Company has the ability to exercise a majority of the votes for the election of Directors. See TSX Guideline #2 for the required disclosure concerning unrelated directors.

4. The Board should appoint a committee of directors composed exclusively of outside (non-management) directors, a majority of whom are unrelated directors, that is responsible for the appointment and assessment of directors.

The Company complies with this TSX Guideline. The Company’s Compensation and Nominating Committee (see description of the Compensation and Nominating Committee under TSX Guideline #9) is responsible for the assessment of the effectiveness of the Board as a whole and participates in the recruitment and recommendation of nominees for appointment or election to the Board.

5. The Board should implement a process for assessing the effectiveness of the Board, its committees and individual directors.

The Company complies with this TSX Guideline. The Company has adopted a formal procedure for assessing and evaluating the effectiveness of both the individual Directors as well as the Board as a whole. This function is carried out annually by the Corporate Governance Committee whose evaluations and assessments are then provided to the Compensation and Nominating

Committee in connection with its recommendations of persons as nominees for the position of Director of the Company.

6. The Board should provide an orientation and education program for new directors.

The Company complies with this TSX Guideline. The Corporate Governance Committee has had a Directors’ Manual prepared which is distributed to all Directors to assist them in carrying out their duties. This Manual contains a Code of Business Conduct and Ethics to be adhered to by the Directors and employees of the Company in carrying out their duties. The Code of Business Conduct and Ethics is posted on the Company’s website at www.glamis.com.

7. The Board should examine the size of the Board, with specific reference to its effectiveness.

The Company complies with this TSX Guideline. The size and composition of the Board is subject to periodic review by the Compensation and Nominating Committee and the Board as a whole. In accordance with the recommendations of the Compensation and Nominating Committee, the number of Directors proposed for election at the Annual General Meeting held in May of 2003 was reduced from the nine members who were then serving, to 6. This Committee has recommended that the number of Directors to be elected at the Meeting remain at 6.

8. The Board should review the adequacy and form of compensation for directors in light of the risks and responsibilities involved in being an effective director.

The Company complies with this TSX Guideline. The Compensation and Nominating Committee is responsible for determining the compensation paid to the Directors. Their compensation is based on the Committee’s analysis of the time and effort devoted by the Directors to the meetings and affairs of the Company, as well as various surveys of compensation paid to directors of other public companies of a similar size to the Company in the metals and mining industry.

9. Committees of the Board should generally be composed of outside directors, a majority of whom are unrelated directors, however, some committees may include one or more inside directors.

The Board has four Committees: the Audit Committee, the Compensation and Nominating Committee, the Corporate Governance Committee and the Environment Committee.

     Audit Committee

The composition of the Audit Committee complies with the TSX Guideline. The Company’s Audit Committee is comprised of Ian Davidson, Dan Rovig and Kenneth Williamson, all of whom are outside and unrelated Directors within the meaning of the TSX Guidelines. In addition, each member of the Audit Committee is “independent,” as that term is used in Part 303.01 of the Listed Company Manual of the New York Stock Exchange.

The Audit Committee reviews all financial statements of the Company prior to their publication, reviews audits, considers the adequacy of the audit procedures, recommends the appointment of independent auditors, reviews and approves professional services to be rendered by them and reviews fees for audit services. On August 4, 2000, the Board adopted a charter for the Audit Committee to follow in carrying out its audit and financial review functions. This charter was amended and restated by the Board as of February 13, 2004 and is available for viewing on the Company’s website at www.glamis.com.

The Board has established definitions for “financial literacy” and “accounting or related financial expertise” and has determined that all members of the Audit Committee are financially literate and that at least one member of the Audit Committee has accounting or related financial expertise. The Audit Committee meets separately (without management present) with the Company’s auditors to discuss the various aspects of the Company’s financial statements and the independent audit.

     Environment Committee

The Environment Committee is composed of 3 Directors (Jean Depatie, Kevin McArthur and Randy Reifel), 2 of whom (Messrs. Depatie and Reifel) are outside and unrelated Directors. This composition complies with the TSX Guideline as a majority of the members are unrelated Directors. The Board has determined that the input of the President and Chief Executive Officer is important to the Environment Committee in reviewing the environmental affairs of the Company.

The Environment Committee’s function includes arranging for and reviewing the annual independent environmental audit of the Company’s operations. The responsibility of the Committee is to ensure adherence to the Company’s Environmental Policy (the “Policy”), to review the effectiveness of the Policy and to ensure that environmental incidents are dealt with expeditiously.

     Compensation and Nominating Committee

The composition of the Company’s Compensation and Nominating Committee, comprised of Dan Rovig, Jean Depatie and Kenneth Williamson, all outside and unrelated Directors, complies with the TSX Guideline.

On February 13, 2004, the Board adopted a charter for the Compensation and Nominating Committee to follow in carrying out its duties. This charter is available for viewing at the Company’s website at www.glamis.com.

The compensation function of the Compensation and Nominating Committee is to review on an annual basis, the compensation paid to the Company’s Directors, to review the performance and compensation paid to the Company’s executive officers and to make recommendations on compensation to the Board. In addition, the Committee reviews annually the compensation plans for the Company’s non-executive staff. The compensation philosophy of the Compensation and Nominating Committee is stated below under “Report of the Compensation and Nominating Committee on Compensation of Executive Officers and Others”.

The nominating function of the Compensation and Nominating Committee is to evaluate and recommend to the Board the size of the Board and persons as nominees for the position of

Director of the Company. The Company has adopted a formal procedure for assessing and evaluating the effectiveness of both the individual Directors as well as the Board as a whole. This function is carried out annually by the Corporate Governance Committee whose evaluations and assessments are then provided to the Compensation and Nominating Committee in connection with its duty of evaluating and recommending persons as nominees for the position of Director of the Company.

     Corporate Governance Committee

The Corporate Governance Committee is composed of 3 Directors (Ian Davidson, Kevin McArthur and Randy Reifel), 2 of whom (Messrs. Davidson and Reifel) are outside and unrelated Directors. This composition complies with the TSX Guideline as a majority of the members are unrelated Directors. The Board has determined that the input of the President and Chief Executive Officer to the Corporate Governance Committee is important in reviewing the corporate governance standards that the Company should adhere to.

On February 13, 2004, the Board adopted a charter for the Corporate Governance Committee to follow in carrying out its duties. This charter is available for viewing at the Company’s website at www.glamis.com.

The Corporate Governance Committee has been given the responsibility of developing and recommending to the Board the Company’s approach to corporate governance. This Committee has had a Directors’ Manual prepared and distributed to all Directors to assist members of the Board in carrying out their duties. The Committee has also prepared Corporate Governance Guidelines for the Company which have been adopted by the Board and are available for viewing at the Company’s website at www.glamis.com. The Corporate Governance Committee also reviews with management all new and modified rules and policies applicable to governance of the Company to assure that the Company remains in full compliance with such requirements.

10. The Board should assume or assign responsibility to a committee of the Board, the responsibility for developing the corporation’s approach to governance issues.

The Company complies with this TSX Guideline. See description of Corporate Governance Committee under TSX Guideline #9.

11. The Board, together with the Chief Executive Officer (“CEO”) should develop position descriptions for the Board and for the CEO, involving the definition of the limits to management’s responsibilities and the Board should approve or develop the corporate objectives which the CEO is responsible for meeting.

The Company complies with this TSX Guideline. See the description under TSX Guideline #1.

12. The Board should have in place structures and procedures to ensure that the Board can function independently of management. An appropriate structure would be to (i) appoint a chairman who is not a member of management to ensure that the Board discharges its responsibilities, or (ii) adopt alternate means of achieving this.

The Company complies with this TSX Guideline. Mr. Dan Rovig, the Chairman of the Board, is not a member of management and is accordingly an unrelated Director. At each meeting of the Board, a separate session of the unrelated Directors chaired by Mr. Rovig is held. The purpose of these sessions is to allow frank and open discussion regarding the affairs of the Company, including management performance, without management being present.

13. The Board should ensure that the Audit Committee is composed of outside directors and that the role and responsibilities of the Audit Committee are specifically defined.

The Company complies with this TSX Guideline. See description of the Audit Committee under TSX Guideline #9.

14. The Board should implement a system to enable individual directors to engage outside advisors at the Corporation’s expense.

The Company complies with this TSX Guideline. The Board has a policy of permitting individual Directors, subject to the approval of the Board, to engage outside legal, financial or other expert advisors at the Company’s expense in the appropriate circumstances.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE ON COMPENSATION OF
EXECUTIVE OFFICERS AND OTHERS

The Company’s Compensation and Nominating Committee comprised of Jean Depatie, A. Dan Rovig, and Kenneth F. Williamson, reviews the compensation of the Company’s executive officers, other employees and Directors annually and makes recommendations on compensation to the Board.

It is the policy of the Committee to compensate the Company’s executive officers by both direct remuneration (salary and bonuses) and entitlement to share purchase options. Though the Committee has not established any specific compensation criteria directly related to corporate performance, the Committee’s philosophy is to balance short and long term incentives in evaluating performance and determining actual incentive awards. The Committee targets base salary levels by comparison with other public companies of a similar size to the Company in the metals and mining industry. The base salaries are reviewed annually for market competitiveness and to reflect each executive officer’s responsibilities, experience and individual performance. The Company has established no formal bonus program for executives. Instead, the Committee reviews executive performance on an ongoing basis and has from time to time awarded cash bonuses to all or some of the executives for outstanding or extraordinary performance, often in connection with a particular transaction or accomplishment. Compensation in the form of share purchase options in excess of the amounts stated in employment contracts is tied in part to individual and Company performance.

The Committee reviews several factors in determining, on an annual basis, the total compensation payable to the President and Chief Executive Officer. In particular, the Committee reviews publicly available data and data provided by independent third parties regarding compensation paid to Chief Executive Officers of other public companies of a similar size to the Company in the metals and mining industry. Additionally, the Committee considers the specific performance of the Chief Executive Officer during the preceding year, including generally the performance of the Company as a whole as measured by its financial performance, operational performance and specific strategic achievements.

The Committee also reviews the compensation paid to Directors of the Company. The compensation paid to the Directors is based on the Committee’s analysis of the time and effort devoted by the Directors to the meetings and affairs of the Company, as well as various surveys of compensation paid to directors of other public companies of a similar size to the Company in the metals and mining industry. In addition, Directors are entitled to receive share purchase options under the Company’s Incentive Share Purchase Option Plan. The Committee’s current practice is to provide the Chairman with up to 200,000 share purchase options and each outside director with up to 100,000 share purchase options. Additional share purchase options have previously been granted based on particular circumstances. All share purchase options granted to Directors are immediately exercisable. Subject to the discretion of the Compensation and Nominating Committee, the practice of the Committee is to grant additional share purchase options to the Directors following their exercise of the options presently held.

     Compensation and Nominating Committee

A. Dan Rovig	Kenneth F. Williamson	Jean Depatie

EXECUTIVE COMPENSATION

Remuneration of Management and Others

During the Company’s fiscal year ended December 31, 2003 the aggregate remuneration paid or payable to the Directors and all executive officers of the Company and its subsidiaries (all of whose financial statements are consolidated with those of the Company) was $1,610,705.

Under an existing policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to Directors and officers. The Directors and officers of the Company as individuals are insured for losses arising from claims against them for certain acts, errors or omissions. The policy provides a maximum coverage in any one policy year of Cdn$10 million for each claim. The annual premium which is payable during the current fiscal year is Cdn$245,215. The premiums for the policy are not allocated between Directors and officers as separate groups.

Named Executive Officers

Under applicable laws Mr. McArthur, Mr. Jeannes, Mr. Voorhees, Ms. Maher and Mr. Hyatt are “Named Executive Officers” of the Company for the period ended December 31, 2003. The following disclosure is in respect of these individuals.

     Compensation of Named Executive Officers

The table below shows the compensation paid to the Named Executive Officers for the past three fiscal years.

SUMMARY COMPENSATION TABLE

					Long Term
	Annual				Compensation
	Compensation				Awards
					Securities
					Underlying
				Other Annual	Options/	All Other
		Salary	Bonus	Compensation	SARs Granted	Compensation
Name and Principal Position	Year	($)	($)	($)	(#)(2)	($)
C. Kevin McArthur	2003	320,833	Nil	Nil	200,000	2,415,381	(1)(3)
President, Chief Executive	2002	267,000	365,000	Nil	780,000	1,503,766	(1)(3)
Officer and Director	2001	242,000	365,000	Nil	20,000	17,375	(1)
Charles A. Jeannes	2003	229,167	Nil	Nil	100,000	473,308	(3)
Senior Vice-President Administration,	2002	220,000	210,000	Nil	325,000	1,005,800	(3)
General Counsel and Secretary	2001	201,667	210,000	Nil	Nil	Nil
James S. Voorhees	2003	229,167	Nil	Nil	100,000	885,555	(3)
Vice-President, Operations,	2002	220,000	210,000	Nil	300,000	799,949	(3)
and Chief Operating Officer	2001	201,667	100,000	Nil	Nil	Nil
Cheryl S. Maher	2003	155,375	Nil	Nil	90,000	738,994	(3)
Vice-President Finance,	2002	148,500	110,000	Nil	55,000	434,965	(3)
Chief Financial Officer and Treasurer	2001	136,125	65,000	Nil	Nil	Nil
David L. Hyatt	2003	136,250	Nil	Nil	40,000	379,778	(3)
Vice-President,	2002	134,250	30,000	Nil	10,000	246,258	(3)
U.S. Operations	2001	120,997	35,000	Nil	Nil	12,208	(3)

Notes:

(1)	Includes a fee of $16,000 ($8,000 prior to 2003) paid annually to the Named Executive Officer in his capacity as a Director of the Company and fees of $1,000 for each meeting of the Board attended and of $500 for each committee meeting attended.

(2)	The Table lists share purchase options (“Options”) granted during the noted fiscal year under the Company’s Incentive Share Purchase Option Plan (the “Plan”). The Named Executive Officers of the Company are not entitled to receive share appreciation rights (“SAR”) under the Company’s Share Appreciation Rights Plan. As of March 1, 2004, options in respect of 4,015,500 Shares were outstanding under the Plan at exercise prices ranging from Cdn$2.18 to Cdn$22.61 and 153,030 Shares remained available under the Plan for the grant of additional options by the Compensation and Nominating Committee. This number of Shares will be increased to 3,653,030 if shareholders approve the amendment of the Company’s Incentive Share Purchase Option Plan which is described below under “Share Compensation Plans”. Options granted under the Plan are made for a 5-year period at the closing price as published by the TSX on the trading day prior to the date of grant. The Compensation and Nominating Committee determines which Named Executive Officers, Directors and employees of the Company are to receive Options, the exercise price of the Options, and restrictions, if any, which are to attach to the right to exercise Options. The employment contracts of the Named Executive Officers provide that they are entitled to be granted Options in respect of a stated number of Shares, however, the Compensation and Nominating Committee can, and has, granted options in excess of the stated amounts. If a Named Executive Officer has his employment with the Company terminated without cause, any outstanding Options will remain in effect for a period which is the shorter of the time to the expiration of the share purchase option and up to 36 months from the time of termination of employment.

(3)	The stated amount includes an amount in respect of the exercise of Options that is the difference between the aggregate market value, on the day of exercise, of Shares acquired upon exercise of Options and the aggregate purchase price of such Shares under the Option.

Long-Term Incentive Plan and Restricted Stock Awards

No long-term incentive plan awards or awards of restricted stock were made to the Named Executive Officers during the Company’s most recently completed financial year.

Options Granted to the Named Executive Officers

Share purchase options granted during the financial year ended December 31, 2003 to the Named Executive Officers, pursuant to the Company’s Incentive Share Purchase Option Plan, are as follows:

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

		% of Total		Market Value
	Securities	Options/		of Securities		Potential Realizable
	Under	SARs		Underlying		Value at Assumed
	Options/	Granted to	Exercise	Options on the		Annual Rates of
	SARs	Employees	Price	Date of Grant		Stock Price
	Granted(1)	in Fiscal	(Cdn$/	(Cdn$/	Expiration	Appreciation for
Name	(#)	Year	Security)	Security)	Date	Option Term
						5%	10%
						(Cdn$)	(Cdn$)
C. Kevin McArthur	200,000	16.40%	22.61	22.61	12/02/08	1,142,956	2,599,922
Charles A. Jeannes	100,000	8.20%	22.61	22.61	12/02/08	571,478	1,299,961
James S. Voorhees	100,000	8.20%	22.61	22.61	12/02/08	571,478	1,299,961
Cheryl S. Maher	90,000	7.38%	22.61	22.61	12/02/08	514,330	1,169,965
David L. Hyatt	40,000	3.28%	22.61	22.61	12/02/08	228,591	519,984

Notes

(1)	The grants are in respect of Shares of the Company. No SARs were granted to the Named Executive Officers.

Share Purchase Options Exercised by the Named Executive Officers

Share purchase options exercised by the Named Executive Officers during the financial year ended December 31, 2003 and the value of the unexercised in-the-money options at December 31, 2003, are as follows:

	Securities			Value of Unexercised in-the-
	Acquired	Aggregate	Unexercised Options at FY-end,	Money Options at FY-end
	on	Value	Exercise Price and whether	and whether Exercisable or
	Exercise	Realized	Exercisable or Unexercisable	Unexercisable
Name	(#)	(Cdn.$)	(#)	(Cdn.$)
C. Kevin McArthur	270,000	3,405,000	30,000 exercisable at Cdn.$2.90 20,000 exercisable at Cdn.$5.60 400,000 exercisable at Cdn.$7.38 180,000 exercisable at Cdn.$13.09 200,000 exercisable at Cdn.$22.61	581,400 Exercisable 333,600 Exercisable 5,960,000 Exercisable 1,654,200 Exercisable Nil

Charles A. Jeannes	50,000	642,700	200,000 exercisable at Cdn.$7.38 125,000 exercisable at Cdn.$13.09 100,000 exercisable at Cdn.$22.61	2,980,000 Exercisable 1,148,750 Exercisable Nil

James S. Voorhees	75,000	1,232,250	200,000 exercisable at Cdn.$7.38 100,000 exercisable at Cdn.$13.09 100,000 exercisable at Cdn.$22.61	2,980,000 Exercisable 919,000 Exercisable Nil

Cheryl S. Maher	90,000	970,890	50,000 exercisable at Cdn.$3.00 90,000 exercisable at Cdn.$22.61	964.000 Exercisable Nil

David L. Hyatt	40,000	520,500	10,000 exercisable at Cdn.$2.70 40,000 exercisable at Cdn.$2.90 10,000 exercisable at Cdn.$13.09 40,000 exercisable at Cdn.$22.61	195,800 Exercisable 775,200 Exercisable 91,900 Exercisable Nil

Employment Agreements between the Company and the Named Executive Officers

By an amended agreement dated November 1, 2001, Mr. C. Kevin McArthur was engaged by the Company to act as its President and Chief Executive Officer. The agreement has a month-to-month term subject to certain termination provisions. If Mr. McArthur is terminated for other than cause, he will be paid any remuneration due through the date of termination, together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. McArthur is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $350,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. Charles A. Jeannes was engaged by the Company to act as its Senior Vice-President Administration, General Counsel and Secretary. The

Agreement has a month-to-month term subject to certain termination provisions. If Mr. Jeannes’ employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. Jeannes is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $242,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. James S. Voorhees was engaged by the Company to act as its Vice-President, Operations and Chief Operating Officer. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Voorhees’ employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. Voorhees is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $242,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Ms. Cheryl S. Maher was engaged by the Company to act as its Vice President, Finance, Chief Financial Officer and Treasurer. The Agreement has a month-to-month term subject to certain termination provisions. If Ms. Maher’s employment with the Company is terminated for other than cause, she will be paid any remuneration due through the date of termination together with the annual salary in force at the date of termination and will receive continued full benefit coverage for 12 months following termination or the cash value thereof. If the employment of Ms. Maher is terminated or if she resigns her employment within 12 months following a change of control of the Company, as defined in the agreement, she will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. The current salary under the Agreement is $165,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. David L. Hyatt was engaged by the Company to act as its Vice-President, U.S. Operations. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Hyatt’s employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination, together with the annual salary in force at the date of termination and will receive continued full benefit coverage for 12 months following termination or the cash value thereof. If the employment of Mr. Hyatt is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination, together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. The current salary under the Agreement is $138,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

No funds were set aside or accrued by the Company during the year ended December 31, 2003 to provide pension, retirement or similar benefits for Directors or Named Executive Officers of the Company pursuant to any existing plan.

PERFORMANCE GRAPHS

The Toronto Stock Exchange

The following chart compares the market performance of the Company’s Shares in Canadian dollars on the TSX as compared to the S&P/TSX Gold Index and the S&P/TSX Composite Index. The TSX is the principal trading market for Shares of the Company outside of the United States.

TORONTO STOCK EXCHANGE

Compares 5 Year Cumulative Total Return among Glamis Gold Ltd., TSX Gold Index and TSX Composite Index

New York Stock Exchange

The following chart compares the market performance of the Company’s Shares in U.S. dollars on the New York Stock Exchange (“NYSE”) as compared to the MG Group Index (an index comprised solely of gold mining companies) and the NYSE Market index.

NEW YORK STOCK EXCHANGE

Compares 5 Year Cumulative Total Return Among Glamis Gold Ltd., NYSE Market Index and MG Group Index

APPOINTMENT OF AUDITORS

KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, will be nominated at the Meeting at a remuneration to be fixed by the Directors. KPMG LLP have been the auditors of the Company since March 11, 1986.

It is anticipated that a representative of KPMG LLP will be in attendance at the Meeting and will be given an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that each shareholder vote FOR the appointment of KPMG LLP as auditor of the Company.

See “Item 17: Additional Information” in the Company’s AIF for the fiscal year ended December 31, 2003 for a description of fees paid to KPMG LLP for the years ended December 31, 2003 and 2002.

SHARE COMPENSATION PLANS

Management proposes an amendment to the Company’s September 30, 1995 Incentive Share Purchase Option Plan, as amended (the “Option Plan”) and the creation of a new Equity Incentive Plan (the “Equity Plan”). Both of these matters will require approval of the shareholders as described below.

Amendment to the Option Plan

It is proposed that the Option Plan be amended by increasing the number of Shares reserved for issuance under the Option Plan by 3,500,000 Shares (the “Additional Option Plan Shares”). Without this amendment the Compensation and Nominating Committee would not be able to keep share purchase options (“Options”) as a component of compensation for the Company’s Directors, officers and employees since only 153,030 Shares (the “Available Option Plan Shares”) remain, as at March 1, 2004, available under the Option Plan for new Options.

The Compensation and Nominating Committee believes that the Option Plan is an effective means of attracting and keeping highly qualified management personnel, directors and employees. By allocating more Shares to the Option Plan, the Committee will have the option to continue to grant Options as a component of remuneration of the director’s, officers and employees of the Company or any subsidiary or affiliate of the Company. In addition, by allocating more Shares to the Option Plan the Company will more easily be able to meet its share purchase option exchange commitments which arise through the acquisition by the Company of other companies. Typically, the acquired company will have outstanding share purchase options that are converted, as part of the acquisition, into rights to acquire Shares. The simplest way for the Company to meet these obligations if to grant replacement share purchase options under the Option Plan. The Company has no planned acquisitions at this time.

Shareholders approved the adoption of the Option Plan on November 2, 1995. At that time 2,600,000 Shares were allotted for issuance under the Plan. On May 3, 2000 shareholders approved the allotment of an additional 2,016,800 Shares for issuance under the Option Plan and on May 9, 2002 shareholders approved the allotment of an additional 4,330,430 Shares for issuance under the Plan, for an aggregate of 8,947,230 Shares. As at March 1, 2004, 4,015,500 Shares remained subject to Options granted under the Option Plan and the Available Option Plan Shares remained available for the grant of new Options under the Option Plan.

The Board has approved, subject to shareholder and regulatory approval, an amendment of the Option Plan by allotting the Additional Option Plan Shares for issuance under the Option Plan. If this amendment is approved by the shareholders, 3,653,030 Shares will, as at March 1, 2004, be reserved for the grant of new Options by the Compensation and Nominating Committee.

Pursuant to applicable policies of the TSX, shareholder approval for the proposed amendment to the Option Plan is to be by a simple majority of the votes cast by or on behalf of shareholders represented at the Meeting. The Board unanimously recommends that each shareholder vote FOR the resolution approving the allocation of the Additional Option Plan Shares to the Option Plan.

Details of the Option Plan

The Option Plan provides:

1.	for the Board to fix the term of Options at not more than 5 years and to establish the terms under which Options may be exercised;

2.	for the exercise price under each Option to be:

(a)	the closing price of the Shares on the TSX on the last trading day before the Option is granted, or

(b)	if the Board determines that the price established under paragraph (a) is not a representative price,

(i)	the simple average of the high and low trading prices per Share on the TSX for the last five trading days before the date the Option is granted, or

(ii)	such other price as determined by the Board and approved by the TSX;

3.	that the maximum aggregate number of Shares that may be:

(a)	reserved for issuance to any one person under the Option Plan is 5% of the outstanding Shares at the time of grant, less the number of Shares reserved for issuance to such person under any other share compensation arrangement;

(b)	reserved for issuance to insiders of the Company under the Option Plan is 10% of the outstanding Shares at the time of grant, less the number of Shares reserved for issuance to insiders under any other share compensation arrangement;

(c)	issued under the Option Plan in any one year period to an insider and his associates is 5% of the issued Shares immediately before that time, less the number of Shares issued to such person’s pursuant to any other share compensation arrangement during the preceding one year period;

(d)	issued under the Option Plan in any one year period to insiders pursuant to the exercise of Options, is 10% of the issued Shares immediately before that time, less any Shares acquired by insiders pursuant to any other share compensation arrangement during the preceding one year period; and

(e)	reserved for non-executive Directors is 1% of the outstanding Shares at the time of the grant, less the number of Shares reserved for issuance to non-executive Directors under any other share compensation arrangement, exclusive of those that are reserved under share compensation arrangements that are the result of the acquisition of another company by or the merger or other consolidation or reorganization of another company with, the Company.

4.	that Shares which are issued upon the exercise of Options are to be paid for in cash.

5.	that Options may not be re-priced without shareholder and applicable regulatory approval. For this purpose, shareholder approval is to be by a majority vote at an annual or extra-ordinary meeting of shareholders; provided that insiders who hold Options that are subject to the proposed re-pricing, may not vote on the proposal.

Establishment of the Equity Plan

The Equity Plan was adopted by the Board on February 13, 2004, subject to shareholder and regulatory approval. 1,000,000 Shares (the “Equity Plan Shares”) have been allotted for issuance under the Equity Plan. The Equity Plan will allow the Compensation and Nominating Committee to issue fully paid Shares to employees, officers and Directors in consideration of past or future services actually rendered by them to the Company or a subsidiary of the Company. The Compensation and Nominating Committee will have the ability to attach restrictions to the vesting of such Shares based on the passage of time and continued employment with the Company or the meeting of such individual or corporate performance goals as the Committee may determine. The Company believes that the Equity Plan will provide it the necessary flexibility, as a supplement to the Option Plan, to allow it to continue to attract and retain quality employees, officers and Directors and to encourage and enhance ownership of the Company’s Shares by employees, officers and directors. Adoption of the Equity Plan also provides the Company the flexibility to adjust the incentive component of employee, officer and Director compensation in view of new and proposed changes to the accounting treatment of the issuance of Options.

Pursuant to applicable policies of the TSX, shareholder approval for the establishment of the Equity Plan and the allotment of the Equity Plan Shares for issuance under the Equity Plan is to be by a simple majority of the votes cast by or on behalf of shareholders represented at the Meeting, other than those directors or officers of the Company who may be granted awards under the Equity Plan and their associates. To the knowledge of the Company, as at March 1, 2004, the aggregate number of Shares held by the excluded shareholders is 2,824,299.

The Board unanimously recommends that each shareholder vote FOR the resolution approving the establishment of the Equity Plan and the allotment of the Equity Plan Shares for issuance under the Equity Plan.

Details of the Equity Plan

The Equity Plan provides that:

1.	the aggregate number of Shares which is reserved for issuance under the Equity Plan is established at 1,000,000 Shares;

2.	those persons entitled to awards under the Equity Plan are the Directors, officers, employees and qualified consultants of the Company;

3.	the Board or a committee designated by it may grant awards under the Equity Plan relating to the following, where each award will be subject to such terms and conditions as the Board or its designated committee determines in its discretion;

(a)	performance Share award where Shares are issued to the participant and held by the Company until the specified performance criteria are met and if they are not, the Shares will be forfeited by the participant;

(b)	a restricted Share award where Shares are issued to the participant and held by the Company until the restrictions are removed and if they are not, the Shares will be forfeited by the participant;

(c)	a performance or restricted Share unit award where the participant is issued rights to receive Shares upon the performance criteria being met or the restrictions being removed;

(d)	an award of Shares to Directors in lieu of receiving a retainer or meeting fees in cash;

(e)	other types of equity-based or equity-related awards to participants (including the grant of unrestricted Shares) in such amounts and subject to such terms and conditions as the Board or its designated committee may in its discretion determine, where such awards may entail the transfer of Shares to participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws of foreign jurisdictions; and

(f)	the deferral of compensation paid in the form of Common Shares in accordance with such procedures as the Board or designated committee may develop.

4.	Shares which are reserved for issuance and issued under the Equity Plan will be subject to the following limitations:

(a)	the number of Shares reserved for issuance under the Equity Plan to insiders pursuant to awards, together with the number of Shares that are reserved for issuance to insiders under all other Share compensation arrangements, may not exceed 10% of the outstanding issued Shares;

(b)	insiders, as a group, may not be issued, within any one year period, a number of Shares pursuant to awards under the Equity Plan which exceeds 10% of the outstanding issued Shares, less any Shares issued to insiders pursuant to all other share compensation arrangements during the preceding one year period;

(c)	no individual insider together with such insider’s associates may be issued, within any one year period, a number of Shares pursuant to awards under the Equity Plan which exceeds 5% of the outstanding issued Shares, less any Shares issued to such insider and his associates during such one year period pursuant to all other share compensation arrangements; and

(d)	the maximum number of Shares reserved for non-executive Directors is 1% of the outstanding Shares at the time of the grant of an award, less the number of Shares reserved for issuance to non-executive Directors under any other share compensation arrangement, exclusive of those that are reserved under share compensation arrangements that are the result of the acquisition of another company by, or the merger or other consolidation or reorganization of another company with, the Company.

5.	An award under the Equity Plan will be made in consideration of past or future services actually rendered by the participant to the Company or one of its subsidiaries.

6.	Unless otherwise provided in the award agreement under the Equity Plan, if a participant’s employment with the Company and any of its Subsidiaries is terminated, or a participant who is a Director ceases to be a Director, as the case may be, due to normal retirement, early retirement at the request of the Company, disability, death or change in control, then there will be immediate vesting of the rights of the participant under the award agreement upon the effective date of the termination of employment or when the participant ceases to be a Director, as the case may be. For any termination other than for these specified reasons, only the awards that have vested before the termination date will be payable.

7.	The Directors have the right, in their sole discretion, to alter, amend or discontinue the Equity Plan from time to time and at any time. However, no such amendment or discontinuation may, without the consent of a participant, alter or impair such participant’s rights or increase such participant’s obligations with respect to an award previously granted and any amendment to the Equity Plan will be subject to the prior approval of applicable securities regulatory authorities and, if such amendment is material, may require the approval of the Company’s shareholders.

As at March 1, 2004, the aggregate of the Shares subject to outstanding Options, the Available Option Plan Shares, the Additional Option Plan Shares and the Equity Plan Shares, represents 6.656% of the issued Shares.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

To the knowledge of management of the Company, no Director or executive officer of the Company or nominee for election as a Director of the Company or any security holder known to the Company to own of record or beneficially more than 10% of the Company’s outstanding shares or any member of the immediate family of any of the foregoing persons had any interest in any material transaction during the year ended December 31, 2003, or has any interest in any material transaction in the current year.

ANNUAL REPORT

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2003, which includes audited consolidated financial statements, will be mailed to Shareholders contemporaneously herewith, but such Annual Report is not incorporated in the Information Circular and is not deemed to be a part of the proxy-soliciting material.

OTHER MATTERS

Management knows of no other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their judgment.

BY ORDER OF THE BOARD

(Signed) “C. Kevin McArthur”
President and Chief Executive Officer

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310, Reno Nevada, U.S.A. 89502
Telephone: (775) 827-4600 Fax: (775) 827-6992

P R O X Y

     This proxy is solicited by the management of GLAMIS GOLD LTD. (the “Company”). The undersigned hereby appoints A. Dan Rovig, Chairman of the Board of Directors of the Company, or failing him, C. Kevin McArthur, President and Chief Executive Officer of the Company, or instead of either of the foregoing, (insert name) ______________________________, as nominee of the undersigned, with full power of substitution, to attend and vote on behalf of the undersigned at the Annual and Extraordinary General Meeting (the “Meeting”) to be held at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario, on May 6, 2004, at 1:30 p.m., local time, and at any adjournments thereof, and directs the nominee to vote or abstain from voting the shares of the undersigned in the manner indicated below:

1.	Fixing the Number of Directors

Vote For ☐ Against ☐ the resolution fixing the size of the board of directors at 6.

2.	Election of Directors

The nominees proposed by management of the Company are:

A. Dan Rovig	Jean Depatie
C. Kevin McArthur	A. Ian S. Davidson
Kenneth F. Williamson	P. Randy Reifel

Vote For ☐ the election of all nominees listed above (except those whose names the undersigned has deleted)

Withhold Vote ☐

3.	Auditor

Vote For ☐ Withhold Vote ☐ on the resolution to appoint KPMG LLP, Chartered Accountants, as auditor of the Company at a remuneration to be fixed by the board of directors.

4.	Incentive Share Purchase Option Plan

Vote For ☐ Against ☐ the resolution to increase the number of common shares allocated for issuance under the Incentive Share Purchase Option Plan by 3,500,000.

5.	Equity Incentive Plan

Vote For ☐ Against ☐ the resolution to establish an Equity Incentive Plan as described in the Information Circular for the Meeting and the allocation of l,000,000 common shares for issuance under the Equity Incentive Plan.

6.	Upon any permitted amendment to or variation of any matter identified in the Notice for the Meeting.

7.	Upon any other matter that properly comes before the Meeting.

THE UNDERSIGNED HEREBY REVOKES ANY PRIOR PROXY OR PROXIES.

DATED: _______________________________________, 2004.

____________________________________________________
Signature of Shareholder

____________________________________________________
(Please print name here)

A proxy will not be valid unless the completed, signed and dated form of proxy is delivered to the office of Computershare Trust Company of Canada, Proxy Department, by fax to (866) 249-7775 or by mail or by hand to 100 University Avenue, Toronto, Ontario, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

Any one of the joint holders of a share may sign a form of proxy in respect of the share but, if more than one of them is present at the meeting or represented by proxyholder, the one of them whose name appears first in the register of members in respect of the share, or that one’s proxyholder, will alone be entitled to vote in respect thereof. Where the form of proxy is signed by a company, either its corporate seal must be affixed to the form of proxy or the form of proxy should be signed by the company under the hand of an officer or attorney duly authorized in writing, which authorization must accompany the form of proxy.

A shareholder has the right to appoint a person, other than either of the nominees designated in this form of proxy, who need not be a shareholder, to attend and act for and on behalf of the shareholder at the Meeting and may do so by inserting the name of that other person in the blank space provided for that purpose in this form of proxy or by completing another suitable form of proxy.

The shares represented by the proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot, and where a choice with respect to a matter to be acted on is specified the shares will be voted on a ballot in accordance with that specification. This proxy confers discretionary authority with respect to matters identified or referred to in the accompanying Notice for the Meeting for which no instruction is given, and with respect to other matters that may properly come before the Meeting other than voting for a nominee for Director who is not specified in the proxy. In respect of a matter so identified or referred to for which no instruction is given, the nominees named in this proxy will vote shares represented thereby FOR the approval of such matter.

REQUEST FOR ANNUAL FINANCIAL STATEMENTS AND MD&A
AND/OR
INTERIM FINANCIAL STATEMENTS AND MD&A

TO:	GLAMIS GOLD LTD. (the “Company”) (Cusip No. 376775102) (Scrip No. GLGQ)

In accordance with National Instrument No. 51-102 of the Canadian Securities Administrators, registered and non-registered (beneficial) shareholders may request annually to receive annual financial statements and the related MD&A and interim financial statements and the related MD&A of the Company. If you wish to receive such material, please complete and return this form to the registrar and transfer agent for the Company:

Attention: Stock Transfer Department
Computershare Trust Company of Canada
9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1

If you do not make the request below, you will not be sent the 2004 Annual Financial Statements or the Company’s Interim Financial Statements. These documents may be found on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the Company’s website at www.glamis.com.

I certify that I am a registered/non-registered owner of common securities of the Company and request that I be placed on the Company’s Supplemental Mailing List in order to receive [Check one or both to effect the request]:

☐	the Company’s annual financial statements and related MD&A
☐	the Company’s interim financial statements and related MD&A

DATED: _________________________, 2004.	_____________________________________________________________ Signature
_____________________________________________________________ Name of Registered/Non-Registered Shareholder — Please Print
_____________________________________________________________ Address

_____________________________________________________________

_____________________________________________________________ Postal Code
_____________________________________________________________ Fax Number
_____________________________________________________________ Name and title of person signing if different from name above.

By providing an E-mail address, you will be deemed to be consenting to the electronic delivery to you at such E-mail address of the above selected financial statements, if delivery by electronic means is allowed by applicable regulatory rules and policies.

_____________________________________________________________
E-mail address (optional)